Exhibit 8.1

ÆTERNA ZENTARIS INC.

List of principal places of business and location

Æterna Zentaris Inc. (Quebec City):

1405, Parc Technologique Blvd

Quebec (Quebec) Canada

G1P 4P5

Activities description: Corporate activities, support to the Investors relations, communications and financial, clinical and quality assurance.

Æterna Zentaris, Inc. (New Jersey):

20, Independence Blvd, 4th floor

Warren, New Jersey USA

07059

Activities description: The Management is based in New Jersey. Similar activities as listed for the Quebec location are conducted in NJ.

Æterna Zentaris GmbH:

Weismüllerstr. 50

60314 Frankfurt

Germany

Activities description: Discovery, preclinical, pharmaceutical development, clinical and regulatory affairs and intellectual property management are conducted in Frankfurt.